AGREEMENT made as of this 2 day of November 1999, among Struthers, Inc., a publicly held Nevada Corporation, with offices at 1 Carriage Lane, Building D, Suite G-E, Charleston, South Carolina 29407 ("Struthers"), Legred Genetics, Inc., a privately held Minnesota Corporation with offices at 3500 490th Avenue, Bricelyn, Minnesota 56014 and Legred Genetics, a sole proprietorship owned by Brent Legred ("Legred"); and Brent Legred, residing at 3500 490th Avenue, Bricelyn, Minnesota 56014.

WHEREAS, Struthers is primarily involved in the marketing of hog genetics and through the use of embryo transplants to create genetically superior (disease free) herds; and

WHEREAS, Legred is in the business of developing, producing, marketing, selling and distributing breeding pigs and their semen; and

WHEREAS, Brent Legred is the President and controlling shareholder of Legred;
and

WHEREAS, the parties wish to set forth the terms pursuant to which there will be an ongoing relationship between and among themselves.

NOW, THEREFORE, it is agreed as follows:

1. Struthers shall form a wholly owned subsidiary to be incorporated in the State of Nevada to be known as Legred Struthers Genetics, Inc. ("LSG").

2. Legred shall lease to Struthers approximately 40 acres of land ("the Property") it presently owns in Seely township Section 19 Faribault County, Minnesota for One ($1) Dollar per year for a term of 99 years. The Lease shall be in substantially the form annexed hereto as Exhibit "A".

           (a) The residence of Brent Legred, the president of Legred, is located adjacent to the property and shall continue to be occupied exclusively by Mr. Legred and/or his designees as a residence, the boundaries of which shall be indicated on the survey of the property and annexed hereto as Exhibit "B".

           (b) Struthers is hereby granted a right of first refusal to purchase Mr. Legred's residence and land as per Exhibit "B". In the event Mr. Legred receives a bona fide written offer therefor, he must immediately notify Struthers thereof and forward a copy of such offer via overnight mail courier to Struthers. Struthers shall then have ten (10) business days after receipt of such written offer to give written notice to Mr. Legred of the exercise of its option to purchase the said residence and land for the same price and upon the same terms as provided for in the said written offer or its rejection thereof. Unless so exercised by Struthers, the option shall terminate. However, if thereafter the sale to the offeror does not take place, or is terminated, or Mr. Legred agrees to seel the residence and land at a lesser price or upon better terms to the same person or entity which made the offer, Struthers' right of first refusal shall remain in effect in like manner for the revised offer from the offeror and/or any subsequent bona fide offer, as the case may be.

                     (c) Struthers shall, at its cost, construct a Boar Stud Facility on the Property capable of housing no less than 400 Boar Studs. It is anticipated that the cost of this facility will be approximately $400,000. Within the said facility Struthers shall, at its cost, install all the equipment necessary to process and package Boar semen. The cost of this equipment, installed, is estimated at approximately $100,000.

3. Upon the payment to Legred of $1 million as provided in paragraph "8" hereof, Legred shall transfer and assign to LSG all of Legred's assets (exclusive of agreements with third parties which are being transferred and assigned simultaneously herewith and for which provision is made in paragraph "6" hereof), which consists among other things of its personnel and physical assets ("as described in Exhibit "C") comprising its production unit; its personnel manning its present sales and marketing unit; Legred's customer base, the list of which is set forth on Exhibit "D"; its cash on hand and receivables; Legred's name, good will and reputation which includes that of Brent Legred, its president all of its right title and interest in and to its approximately 300 sows or breeding animals and 100 boars together with all offspring thereof, which includes the fifty plus (50+) Stud Boars referenced in paragraph "5" hereof and all other offspring which will consist of approximately 3,000 in total ("the Animals") along with all interests, sales and contractual rights with all gifts multipliers.

4. Legred covenants and warrants that it owns all of the Property listed in Schedule "C", the assets and the Animals free and clear of any liens or encumbrances with the exception of loans with the State Bank of Easton which will be satisfied at the time of transfer.

5. Legred will immediately stock the Boar stud facility with and transfer all right, title and interest to the approximately fifty plus (50+) Stud Boars to LSG. The genetic breeding of those stud Boars will commence upon the completion of the facility to house the Stud Boars (or sooner if reasonably practical) to increase the number of Stud Boars to 400 in number. The sale of their semen will commence immediately. The profit from the sale of their semen and the profit from the sale of such Boars and/or their offspring shall belong to LSG. In lieu of compensation for the fifty plus (50+) Stud Boars, Legred will hold a security interest first lien against the Stud Boar facility including all Stud Boars and equipment located therein to be evidenced by a UCC-1 filing until the full payment of $1 Million Dollars has been received by Legred pursuant to paragraph "8" hereof. Legred covenants and warrants that this lien will be discharged immediately upon completion of the $1 Million Dollar payment. If the $1 Million Dollar payment is not made as herein provided, Legred may foreclose under the lien for the amount not paid.

6. Legred shall assign to LSG all its right, title and interest in and to all of its agreements with third parties including that with Norsvin International, a copy of which is annexed hereto and made a part hereof and all of which contracts are listed by name and date on Exhibit "F" with copies of same annexed thereto and made a part hereof.

7.         Omitted.

8. Legred , or its designee, shall receive in exchange for Legred's assets as herein described the sum of $1 Million Dollars in cash payable as follows:

           (a) $100,000 upon execution hereof,

           (b) the balance in three (3) equal payments of $300,000 each, the first being due six (6) months from the execution hereof, the next two (2) payments at two (2) six (6) month intervals thereafter.

           (c) if Struthers successfully completes a stock offering to the public, within eighteen (18) months from the date hereof, Legred will receive the balance of monies owed toward the remaining $900,000, as described in subparagraph "b" of this paragraph "8" within ten (10) business days of close of the stock offering. However, the aforesaid payment shall not exceed fifty (50) percent of net capital raised through such stock offering and the balance, if any shall be paid in two (2) equal payments six (6) month intervals.

9. In addition to the cash payment for which provisions is made in paragraph "8" hereof, upon execution of this contract and all of the other agreements and Exhibits referenced herein, Legred and/or its designee shall receive:

           (a) an amount of Struthers' shares equivalent to $1 Million Dollars of Struthers' stock based upon the average market value (between the bid and ask price) during the thirty (30) day period preceding the execution date of this agreement. It is agreed that as so calculated as of the date hereof the average market value is $.1126 and the amount of Struthers' shares equivalent to $1 Million is 8,880,000 payable as follows:

           (i) Upon the execution hereof 2,220,000 shares of which 1 million shall be unrestricted and free trading and 1,220,000 restricted; and

           (ii)      On January 1, 2000 6,660,000 restricted shares--
                     If at the time the above mentioned restricted shares become free trading, they are being traded for less than $.1126 per share, Struthers shall give to Legred additional shares of common stock of Struthers, the value of which when they become free trading shall, when added to the value of the restricted shares which became free trading be such that the total value of all such shares when based upon the market price that day equals the sum of $887,400; and

           (b) $3,000,000 in value of Struthers Shares of common stock in the following manner:

           (1) $1,000,000 in value of shares on the six (6) month anniversary of the execution of this contract, the valuation of which shall be the average market value between the bid and ask price of Struthers shares during the immediate thirty (30) day period preceding such date. If at that time these shares become unrestricted and free trading:

           (i) the market value of these shares is less than $1,000,000 Struthers shall give to Legred additional shares of Struthers common stock, the value of which when they become free trading when added to the value of these shares equals a total value of $1,000,000 based upon the market price of the shares of Struthers common stock on said date; or

           (ii) If the value of these shares exceeds $1,000,000 in value, the number of shares equivalent to such increase in value, based upon the market price shall be applied in reduction of the value of the next transfer of stock of Struthers to Legred as provided for herein if such transfers have not already occurred.

           (2) $1,000,000 in value of shares on the one (1) year anniversary of the execution of this contract, the valuation of which shall be the average market value between the bid and ask price of Struthers shares during the immediate thirty (30) day period preceding such date. If at that time these shares become unrestricted and free trading:

                     (i) the market value of these shares is less than $1,000,000 Struthers shall give to Legred additional shares of Struthers common stock, the value of which when they become free trading when added to the value of these shares equals a total value of $1,000,000 based upon the market price of the shares of Struthers common stock on said date; or

                     (ii) If the value of these shares exceeds $1,000,000 in value, the number of shares equivalent to such increase in value, based upon the market price shall be applied in reduction of the value of the next transfer of stock of Struthers to Legred as provided for herein if such transfers have not already occurred.

           (3) $1,000,000 in value of shares on the eighteenth (18) month anniversary of the execution of this contract, the valuation of which shall be the average market value between the bid and ask price of Struthers shares during the immediate thirty (30) day period preceding such date. If at that time these shares become unrestricted and free trading:

                     (i) the market value of these shares is less than $1,000,000 Struthers shall give to Legred additional shares of Struthers common stock, the value of which when they become free trading when added to the value of these shares equals a total value of $1,000,000 based upon the market price of the shares of Struthers common stock on said date; or

                     (ii) If the value of these shares exceeds $1,000,000 in value, the number of shares equivalent to such increase in value, based upon the market price shall be cancelled on the stock records of Struthers.

The amount of the dollar value for which the final payment shall be reduced by the percentage by which the net income from the semen sales per 100 Boars for the previous eighteen (18) month period is less than $600,000. The final adjustment of this number shall be made at the end of the eighteen (18) month period from the date hereof.

Struthers shall secure its obligation under this paragraph "9" by providing Legred a first security interest in all assets, breeding stock (sows and boars) which shall include all breeding stock transferred by Legred to Struthers pursuant to this agreement and all offspring for breeding purposes whether owned by Struthers or LSG, to be evidenced y a UCC-1 filing.

The foregoing provisions of this paragraph "9" notwithstanding, at Struthers' sole discretion it may substitute cash, in whole or in part, in lieu of stock.

10. Struthers agrees to maintain current status in all required SEC filings. The allocation of the sale price to assets of Legred and Brent Legred to be transferred pursuant to this agreement is shown on Exhibit "G" attached hereto.

11. To the extent that the net income from the sale of the semen from Boars, gilts and other animals is not sufficient to meet all of LSG's ongoing operational costs, Struthers, Inc. shall guarantee the payment thereof and shall pay same for LSG.

12. This agreement represents the entire agreement between the parties hereto, and there are no agreements, understandings or undertakings except as set forth herein. All prior negotiations and writings between the parties and their representatives are superseded hereby. This agreement may not be amended, modified or supplemented except by a writing, duly and properly executed, and no term, condition or covenant hereof may be waived other than by such writing.

13. Whenever any notice ("Notice") shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in this Agreement and served by (i) a nationally recognized overnight express courier, or (ii) registered or certified postage paid mail return receipt requested. The date the Notice is received shall be the date of service of Notice. In the event an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (ii) five (5) business days after mailing the notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice thereof, in accordance with this paragraph "13".

           IN WITNESS THEREOF, the undersigned have executed this Agreement as of the date first heretofore written.

                                        STRUTHERS, INC.


                                         BY: /s/ DOUGLAS W. BEATTY
                                             ---------------------

                                         Name: Douglas W. Beatty
                                         Title:   President

                                         LEGRED GENETICS, INC.


                                         By /S/ BRENT LEGRED
                                         -------------------
                                             Name: Brent Legred
                                             Title: President


                                         LEGRED GENETICS, INC.


                                         By /S/ BRENT LEGRED
                                         -------------------
                                             Name: Brent Legred
                                             Title: Sole Proprietor



                                             /S/ BRENT LEGRED
                                             ----------------
                                             BRENT LEGRED

                                   EXHIBIT "A"



Lease

                                 LEASE AGREEMENT

         In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, Brent Legred and Julie Legred residing at 3500 490th Ave., Bricelyn, MN 56014, as Lessors, and Struthers, Inc., a publicly held Nevada corporation with offices at One Carriage Lane, Building D, Suite G-E, Charleston, South Carolina 29407, as Tenant do hereby agree as follows:

1.       PREMISES

         1.1 Demise. Lessors does demise, lease and rent to Tenant and Tenant does hire, rent and take from Lessors the following Leased Premises described on Exhibit A attached:

         1.2(a) Tenant's Work. Tenant agrees that the improvements which it makes to the premises shall be at its sole cost and be done in a good and workmanlike manner.

Lessors has made no representations or warranties either expressed or implied regarding the quality or condition of the Leased Premises.

         1.3 Use of Premises. Tenant shall use and occupy the Leased Premises for the purpose of construction and operation of a swine raising facility. No other use is authorized without the prior written consent of Lessors. Prior to November lst of each year Tenant will notify Lessors of what portion of the leased premises will be used by Tenant for such purposes for the next succeeding 12 month period. Lessors reserve the right to use that portion of the leased premises each year which has not been identified by Tenant as to be used by Tenant for the purpose of raising crops. Such reservation shall include the right to fertilize, till, plant and harvest growing crops therefrom and to control weeds and pests thereof. Each year Lessors shall comply with Paragraph 42(g) for that portion of the premises farmed by the Lessors or their assigns.

         1.3(a) No Unlawful Uses. Tenant will not use, occupy or permit the Leased Premises or any part thereof to be used or occupied for any unlawful or illegal business, use or purpose, nor for any business, use or purpose deemed by Lessors to be disreputable or extra-hazardous nor for any purpose or in any way in violation of any present or future laws, rules, requirements, orders, directions, ordinances or regulations of the United States of America, or of the state, county or city government, or other municipal, governmental or lawful authority whatsoever, and shell indemnify and hold Lessors harmless from the consequences of any such violation. If Tenant receives any written notice of any such violation, applicable to the Leased Premises, it shall give prompt notice thereof to Lessors.

         1.3(b) Obligation of Tenant to Conform,. to Lawful Uses. Tenant shall, at its expense, conform to all laws, orders, ordinances and regulations of federal, state, county and municipal authorities and with any directives made pursuant to law by any public officer or officers which shall, with respect to the occupancy, use or manner of use of the Leased Premises or to any abatement of nuisance, impose any order or duty upon Lessors or Tenant arising from Tenant's occupancy, use or manner of use of the Leased Premises.

2. TERM

         2.1 TERM OF LEASE. The term of this Lease shall be for ninety-nine (99) year(s) commencing on the 2 day of NOV. 1999, or the date on which Tenant assumes possession of the Leased Premises, which-ever occurs first, and continues to midnight of the 2 day of NOVEMBER, 2099 , unless earlier terminated by law or as provided herein.

         2.2 HOLDING OVER. If Tenant remains in possession of the Leased Premises after the expiration of the term hereon and without the execution of a new written lease, or a written extension agreement, Tenant shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, terminable on thirty (30) days' notice given by either party to the other, at a monthly rental equal to one (1%) percent of the value of the premises and otherwise subject to all the conditions and obligations of this Lease insofar as they are applicable to a month-to-month tenancy.

3. RENT/DEPOSITS

         3.1 BASE RENT. The Tenant shall pay as "Base Rent" for the Leased Premises One ($1.00) Dollar per year payable on the 1st day of each year during the term of this lease.

4.       STATEMENT OF OBLIGATION

         4.1 LESSORS OBLIGATIONS. Lessors shall have no obligation under this contract other than to allow tenant to use the Leased Premises and to allow Tenant to protect its right to continued possession thereof in the event Lessors are ever in default on any obligations secured by Leased Premises by making all required payments on such obligations in default if the default threatens Tenant's continued right of possession of such premises.

         4.2 tenant's obligations. Tenant shall have the following obligations under the terms of this lease:

         4.2(a) To make all rent payments and all other payments provided for in Paragraph 3 hereof.

4.2(b) Allow no liens to be impressed upon the premises for any purpose for over 30 days (See Paragraph 7.4)

4.2(c) To pay all costs and expenses relating to the Leased Premises including but not limited to:

(i)      All Real Estate taxes,
(ii)     All utilities used on the premises.
(iii) All construction costs for improvements made to the premises by the Tenant. These costs shall include professional services rendered for all materials and labor and all other costs associated with any construction project
(iv) All repairs and upkeep of the premises (v) All insurance costs required by the lease agreement.
(vi) All legal costs incurred by Lessors and Tenant involving disputes relating to Leased Premises for the payment of rent or other payments required thereby.
(vii) All fees and license charges relating to the Tenant's use of the premises.
(viii) All taxes imposed by any legal of governmental authority arising from the ownership of or use of the Leased Premises except for income-tax associated with the sale of Leased Premises.

4.2(d) -- To provide liability insurance for all operations of Tenant on Leased Premises with insurance limits of a minimum of $3,000,000.00 which insurance policies shall name Lessors as additional parties insured.

4.2(e) To indemnify and hold Lessors harmless from any and all claims made against Lessors arising out of Tenants use of Leased Premises including claims made by governmental agencies or any other person or entity.

4.2(f) To not permit any pollutant or any other material which would cause environmental damage to accumulate on the premises or to emit from the Leased Premises.

4.2.(g) To destroy all Russian thistles and other noxious weeds growing on said land, declared by statute to be common nuisances, within the time prescribed by law and shall keep all roadways and other parts of the land moved and free of growing weeds. It shall not permit the land to be used for any purposes prohibited under Paragraph l.4(e) and shall not allow any use which would constitute a nuisance of any kind unless such use was permitted under this lease.

4.2(h) To perform all of its obligations to "Legred" pursuant to that certain agreement dated the 2ND day of NOVEMBER, 1999, between "Legred" and "Struthers" which provided for the sale of property and for this lease.

5.  LOSS OR DAMAGE

         5.1 Tenant's Property. All property and improvements of Tenant in or about the Leased Premises shall be kept, stored and/or maintained by Tenant without any liability of Lessors for loss or damage thereto, including but not limited to loss from fire, explosion, wind, rain, hail, water leakage, bursting of pipes or conduits, sprinklers, gas, electricity, or structural failure, regardless of negligence, nor shall Lessors be liable to Tenant for any interruption or business conducted by Tenant, regardless of cause.

6.       ALTERATIONS

         7.1 Quality of Work. Tenant agrees that all work done in making improvements or alterations to the premises shall be done in a good and workmanship like manner, in conformance with all state, township and other government codes and zoning ordinances.

1.       INDEMNIFICATION AND SUBROGATION

         7.1 Tenant to Indemnify. Tenant shall hold Lessors harmless from and shall indemnify Lessors from any and all liability, damage, loss and expense arising or resulting from the acts or omissions of or caused by Tenant or Tenant's employees, servants, agents, guests, assigns, subtenants, visitors or licensees in, upon or about the demised premises, any Building or adjacent areas, or arising out of or related to the use and occupancy of the demised premises or the business or activity conducted with respect thereto including injuries to person and property.

         7.2 Limit of Lessors' Liability. In the event Tenant shall have any claim of any nature whatsoever in respect to this Lease or Tenant's use of the Leased Premises. Tenant shall have no right or cause of action against Lessors personally.

         7.3 Notwithstanding any other provision in this Lease to the contrary, Tenant hereby releases Lessors from any and all liability or responsibility to the Tenant or anyone claiming through or under it by way of subrogation or otherwise for any loss or damage to person or property.

         7.4 Liens. Tenant will not commit or suffer any act or neglect whereby the Leased Premises or any improvement placed thereon by Tenant will, at any time during the term of this Lease, become subject to any attachment, judgment, lien, charge or encumbrance whatsoever, and will indemnify and hold Lessor harmless from all loss, cost and expense with respect to such encumbrance. If Tenant shall fail to discharge any such lien within thirty (30) days after notice from Lessors, Lessors may, at its option, discharge the same and treat the cost thereof, plus interest thereon at the rate of eight percent (8%) per annum. as additional rent payable with the monthly installment of base rent next becoming due, it being expressly agreed that such discharge by Lessors shall not be deemed to waive or release the default of Tenant in not discharging the same.

Lessors shall have the right to post signage on the premises, and to give written notice to all suppliers and workmen providing goods or services to the premises that neither Lessors nor the premises may be looked to for payment of such material or labor. Tenant shall furnish Lessors with the names and addresses of all materialmen, contractors and laborers who provide material or labor for any improvements made to the Leased Premises. (see Paragraph 4.2(b))

8.       INSURANCE

         8.1 Tenant Insurance. Tenant shall carry contents insurance in an amount equal to the full insurable value thereof and will provide Lessors with proof of such insurance and shall keep any leasehold improvements installed by Tenant at its expense, insured during the term of this Lease, against loss or damage by fire and by any of the casualties covered by standard extended coverage in an amount at least equal to the insurable value of the improvement, minus deductibles. Tenant agencies that all insurance proceeds shall be reinvested in improvements to the Leased Premises.

9.       LESSOR'S RIGHT OF ENTRY

         9.1 For Inspection. Upon reasonable notice Lessors and Lessors' agents and representatives shall have the right to enter into or upon the Leased Premises, or any part thereof at all reasonable hours for the purpose of examining the same.

10.      TRANSFER OF OWNERSHIP

         10.1 Lessors' Right. Lessors' right to assign this Lease or sell or convey the Leased Premises is and shall remain unqualified. Upon any said assignment, sale or conveyance, and the assumption for the benefit of Tenant of all the Lessors' obligations hereunder, the assigning, selling or conveying Lessors shall not be subject to any liability resulting from any act or omission or event occurring after said assignment, sale or conveyance.

         10.2 Tenants Right. Tenant shall not assign or transfer this lease without the written consent of Lessors except for transfer to a wholly owned subsidiary. Lessors shall not reasonably refuse a request for such assignment as long as Tenant remains obligated under the terms and obligations of this lease.

         10.3 Successors. This Lease and the terms, conditions and covenants herein contained shall inure to the benefit of arid be binding upon Lessors, their successors and assigns, and shall inure to the benefit of and be binding upon Tenant and its successors and permitted assigns.

11. BANKRUPTCY; INSOLVENCY

         If at any time after the date this Lease is entered in, (1) any proceedings in bankruptcy, insolvency or reorganization shall be instituted against Tenant pursuant to any federal or state law now or hereafter enacted, or any receiver or trustee shall be appointed for all or any portion of Tenant's business or property, or any execution or attachment shall issue against Tenant or Tenant's business or property or against the leasehold estate created hereby and any of said proceedings, process or appointment be not discharged and dismissed within sixty (60) days from the date of said filing, appointment or issuance; or (ii) Tenant shall be adjudged as bankrupt or insolvent, or Tenant shall make assignment for the benefit of creditors, or Tenant shall file a voluntary petition in bankruptcy or petition for or enter into an arrangement for reorganization, composition or any other arrangement with Tenant's creditors under any federal or state law now or hereafter enacted, or this Lease or the estate of Tenant herein shall pass to or devolve upon, by operation of law or otherwise, anyone other than Tenant except as herein provided, the occurrence of any one of said contingencies shall be deemed to con constitute and shall be construed as a repudiation by Tenant of Tenant's obligations hereunder and shall cause this Lease to be terminated; and upon said termination Lessors shall have the immediate right to reenter the Leased Premises and to remove all persons and property therefrom and this Lease shall not be treated as an asset of the Tenant's estate and neither the Tenant nor anyone claiming by, through or under Tenant by virtue of any law or any order of any court shall be entitled to the possession of the Leased Premises or to remain in the possession thereof. Upon the termination of this Lease, as aforesaid, Lessors shall be entitled to exercise such rights and remedies to recover from Tenant as damages such amounts as are specified in Section 18 hereof as payable to Lessors upon termination, unless any statute or rule of law governing the proceedings in which such amounts are to be proved shall lawfully limit the amount of such claims capable of being proved, in which case Lessors shall be entitled to recover, as and for liquidated damages, the maximum amount which may be allowed under any said statute or law.

12. DEFAULT

         12.1 Tenant's Breach. Should Tenant breach any of the terms of this Lease including the covenant to pay rent and to make all payments and perform all obligations of Tenant to "Legred" under the terms of that certain agreement between the Tenant and "Legred" dated the 2ND day of NOVEMBER 1999, Lessors shall give Tenant written notice of such breach and Tenant shall immediately commence to cure such breach, and shall diligently proceed with and complete the curing of such breach within thirty (30) days. If such breach is not cured within the thirty (30) day period, Lessors, at its option, is entitled to terminate this lease and obtain a return of and possession of the Leased Premises and all improvements thereon.

13.      RE-ENTRY

         13.1 Lessors' Option. Upon re-entry Lessors may:

         (I) terminate this Lease and/or

         (ii) terminate Tenant's right to possession on part or all at the Leased Premises.

         13.2 Costs of Re-entry. Upon such re-entry, whether or not Lessors shall terminate this Lease, Tenant shall pay to Lessors upon demand (I) all rent, additional rent and any other amount due to Lessors at the time of re-entry and (ii) all costs and expenses incurred by Lessors to effect such reentry, including without limitation, repairs to any damages sustained by the Leased Premises as a consequence of such re-entry and Lessors attorney fees incurred in obtaining a right of re-entry. No such re-entry shall he deemed a termination of this Lease unless Lessors notify Tenant that this Lease is terminated; and any such termination shall be effective only as of the date set forth in such notice.

14. TERMINATION

         14.1 Expiration of Term. Unless otherwise renewed, extended or terminated, this Lease shall terminate the 2ND day of Nov. ,2099.

         14.2 Condition of Premises. On the last day of the term of this Lease or on the sooner termination thereof, Tenant shall peaceably surrender the Leased Premises broom-clean and in good repair and condition.

         14.3 Removal of Tenant's Property. If Tenant shall vacate or surrender the Leased Premises after the termination of this Lease without removing all of Tenants personal property Lessors may, in Lessors sole discretion, elect to treat such property as having been abandoned by Tenant and, in such event. Tenant hereby authorizes Lessors to dispose of such property without advance notice to Tenant. Upon demand, Tenant shall reimburse Lessors for all such costs of disposal.

15. ELECTION OF REMEDIES/NON-WAIVER

         No remedy provided hereunder. shall be deemed an exclusive remedy and the election of any such remedy shall not bar pursuit of any other remedy or any combination thereof, or subsequent seeking of the same remedy for other damages or otherwise, whether available hereunder or existing at law or in equity. No waiver of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of any subsequent breach thereof. No reentry of Lessors, and no acceptance by Lessors of keys from Tenant, shall be considered an acceptance of a surrender of the Lease, unless so stated in writing by Lessors.

16.      QUIET ENJOYMENT

         Lessors warrant that it has the right to lease the Leased Premises and that so long as Tenant shall perform each and every term, condition and covenant to be performed and observed by Tenant hereunder, Tenant shall have peaceful and quiet use and possession, of the Leased Premises without hindrance on the part of Lessors. Lessors rent the Leased Premises to Tenant as is without any warranties to suitability for fitness or purpose and without any other warranties except as herein expressed.

17. SHORT-FORM LEASE

         Each party hereto agrees that it shall, upon the request of the other given at any time during the Term of this Lease, execute, acknowledge and deliver to the other a short form of lease meeting the requirements of the laws of the State of Minnesota in recordable form. Preparation and recording shall be done by Lessors and charges therefor, as well as for documentary stamps or like tax, shall be paid for by the requesting party. The terms of such short form, if executed, shall constitute a part of this Lease as though recited herein.

18.      NOTIFICATION

         Whenever any notice ("Notice") shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in this Agreement and served by (1) a nationally recognized overnight express courier, or (ii) registered or certified postage paid mail return receipt requested. The date the Notice is received shall be the date of service of Notice. In the event an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (ii) five (5) business days after mailing the notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice thereof, in accordance with this paragraph "18".

19.      TIME OF ESSENCE

         Lessors and Tenant agree that time is of the essence in the Lease and the performance and payment of each and every obligation herein.

20. CONTRACT INTERPRETATION

         20.1 Captions; Meanings. The section captions and headings herein are for convenience and reference only and do not limit or construe the provisions hereof. When the context so requires, the neuter gender includes the masculine and/or feminine; and the singular includes the plural.

         20.2 Entire Agreement. This Lease represents the entire agreement between the parties hereto, and there are no agreements, understandings or undertakings except as set forth herein. All prior negotiations and writings between the parties and their representatives are superseded hereby. This Lease may not be amended, modified or supplemented except by a writing, duly and properly executed, and no term, condition or covenant hereof may be waived other than by such writing.

         20.3 Applicable Law; Severability. The validity, performance, interpretation and enforcement of this Lease shall be governed by the laws of the State of Minnesota. If any provision of this Lease, or portion thereof; or the application thereof to any person or circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

21.      AUTHORITY

         Each individual executing this Lease on behalf of a corporation or organization represents and warrants that they are duly authorized to execute and deliver this Lease on behalf of said corporation or organization and that this Lease is a valid and binding obligation of said corporation or organization in accordance with the terms hereof.

22.      MISCELLANEOUS

         22.1 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Lessors and Tenant or to create any other relationship between the parties hereto other than that of Landlord and Tenant,

         22 .2 Brokers. Lessors and Tenant each represent and warrant one to another that except as hereinafter set forth neither of them has employed any broker in carrying on the negotiations relating to this Lease, Lessors shall indemnify and hold Tenant harmless and Tenant shall indemnify and hold Lessors harmless from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranties by the respective indemnitors.

IN WITNESS WHEREOF the parties have executed this Agreement on the dates indicated below.

LESSORS                                             TENANT

                                                    STRUTHERS, INC.
/S/ BRENT LEGRED
Brent Legred
                                                    BY: ____________________
______________________                              Its _____________________
Julie Legred




STATE OF MINNESOTA
                                SS
COUNTY OF FARIBAULT

         On this __ day of ___________, 1999, before me, a notary public within and for said County and State personally appeared Brent Legred and Julie Legred, to me known to be the persons described in and who executed the foregoing instrument and acknowledged that they executed the same as their free act and deed.


                                                    ------------------------
                                                    Notary Public

STATE OF
                                    SS
COUNTY OF

         The foregoing instrument was acknowledged before me this ___ day of _____________ 1999. by _________________ and _________________,the ____ ________
and _________________ of Struthers. Inc., a corporation under the laws of ______ ___________ on behalf of Struthers, Inc.




                                                     --------------------------
                                                     Notary Public



This instrument was drafted by:

Charles K. Frundt
FRUNDT & JOHNSON, LTD.
117 West 5th St.
P.O. Box 95
Blue Earth, MN 56013

                                                    EXHIBIT "A"


The Northwest Corner of the Southwest Quarter of Section Nineteen (19) in township One Hundred One (101) North, Range Twenty-five (25) West of the Fifth Principal Meridian in the County of Faribault and State of Minnesota.

A tract commencing at the Southwest corner of the Southwest Quarter of the Northwest Quarter of said Section Nineteen (19), running thence East 39 rods, hence North 24 rods, thence West 39 rods, thence South 24 rods to the point of beginning.

Excepting from the above two tracts the following described premises:

         A tract of land in the Southwest Quarter of the Northwest Quarter and the Northwest Quarter of the Southwest Quarter of Section 19, Township 101 North, Range 25 West in Faribault County, Minnesota described as follows:

                  Beginning at the Southwest corner of the Northwest Quarter of
                  Section 19, Township 101 North, Range 25 West in Faribault County, Minnesota; thence South 0 degrees 00 minutes 00 seconds West (assumed bearing) along the West line of the Southwest Quarter a distance of 75.92 feet thence North 90 degrees 00 minutes 00 seconds East a distance of 503.00 feet to an iron pipe survey marker; thence North 0 degrees 00 minutes 00 seconds East a distance of 471.92 feet, more or less, to the North line of the South 396.00 feet of the Southwest Quarter of the Northwest Quarter of Section 19; thence Westerly along the North line of the South 396.00 feet of the Southwest Quarter of the Northwest Quarter a distance of 503.00 feet to the West line of the Northwest Quarter; thence South 0 degrees 00 minutes 00 seconds West along the West line of the Northwest Quarter a distance of 396.00 feet to the point of beginning. Subject to an easement for public roadway right-of-way along the West line of Section 19.

                                   EXHIBIT "B"


A tract of land in the Southwest Quarter of the Northwest Quarter and the Northwest Quarter of the Southwest Quarter of Section 19, Township 101 North, Range 25 West in Faribault County, Minnesota described as follows:

                  Beginning at the Southwest corner of the Northwest Quarter of
                  Section 19, Township 101 North, Range 25 West in Faribault County, Minnesota; thence South 0 degrees 00 minutes 00 seconds West (assumed bearing) along the West line of the Southwest Quarter a distance of 75.92 feet; thence North 90 degrees 00 minutes 00 seconds East a distance of 503-00 feet to an iron pipe survey marker; thence North 0 degrees 00 minutes 00 seconds East a distance of 471.92 feet, more or less, to the North line of the South 396.00 feet of the Southwest Quarter of the Northwest Quarter of Section 19; thence Westerly along the North line of the South 396.00 feet of the Southwest Quarter of the Northwest Quarter a distance of 503.00 feet to the West line of the Northwest Quarter; thence South 0 degrees 00 minutes 00 seconds West along the West line of the Northwest Quarter a distance of 396.00 feet to the point of beginning. Subject to an easement for public roadway right-of-way along the West line of Section 19.

Said tract contains 5.45 acres, more or less, including the aforementioned easement.

                                    EXHIBIT C

1995 Ford F250 4x4 Pickup 1985 Chevy 4x4 Pickup 1992 Buick Skylark 1975 Chev. converted bus A/C 7040 Tractor IH "H" Tractor Balzer Slurry Vacuum Wagon Hydralic Trailer Hydralic Trailer Hillsboro 24' Livestock Trailer Hillsboro 18' Livestock Trailer Chaperal 12' LivestockTrailer
Swine Breeding Stock Production (Great Grandparent)
Unit - including 300 GGP sows and 100 stud boars together with all offspring there, of which includes 50+ stud boars for new stud (approx. 3000 in total)

                                                    EXHIBIT "D"


Customer List on disc

COOPERATION AGREEMENT

(hereinafter called "the Agreement")

between
Norsvin International AS
Postboks 2043 Haraldstad
N-2301 Hamar
Norway
registered in Hamar, Norway, enterprise no NO-965216383
(hereinafter referred to as "Norsvin International")

and
Legred Genetics, Inc.
3500 490th Avenue
Bricelyn, MN 56014
United States of America
registered in the State of Minnesota
(hereinafter referred to as "Legred").

Whereas Norsvin International is Norwegian private limited company that aims at development, marketing, sales and distribution of Genetic Materials and Technology, as well as know-how related to artificial insemination, produced by NORSVIN; the latter is the Norwegian Pig Breeders' Association, acknowledged by the European Economic Area as the formal and sole administrator of the Norwegian herdbook registers of the pig breeds Landrace, Yorkshire and Duroc, and has granted to Norsvin International the exclusive and unlimited right to Exploit is Technology and sell the Genetic Materials from its reeding centres in and outside Norway, whereas "Legred" is a privately held corporation duly organized under the laws of the State of Minnesota, United States of America, which aims at development, production, marketing, sales and distribution of Breeding Pigs and their semen in the Territory.

Norsvin International and Legred wish to develop a cooperation in order to Exploit Genetic Materials and Technology from Norsvin in the Territory.

Norsvin International and Legred therefore agree as follows:

CONTENTS

1.       Definitions

2.       Subject

3.       Norsvin International's obligations
         3.1      Genetic Materials from Norsvin International
         3.2      Warranty
         3.3      Technology from Norsvin International
         3.4      Official approval
         3.5      Marketing support and assistance
         3.6      Information
         3.7      Obligation to supply
         3.8      Limited liability


4.       Legred's obligations
         4.1.     Exploitation
         4.2      Royalties
         4.3      Legred's legal status
         4.4      Sales organization, stock and claims
         4.5      Marketing
         4.6      Market information
         4.7      Obligation to purchase
         4.8      Resale prices
         4.9      Phasing-out after termination of the Agreement

5.       Sales conditions
         5.1      General sales conditions
         5.2      Specific sales and conditions

6.       Payment of royalties
         6.1      Royalties on Breeding Pigs
         6.2      Royalties on semen
         6.3      Exclusion of royalties on the GGP and GP levels
         6.4      Payment of royalties
         6.5      Further provisions

7. Confidentiality, assistance against unfair competition, and cooperation against infringement of intellectual property rights
         7.1      Confidentiality
         7.2      Unfair competition
         7.3      Infringement of intellectual property rights
         7.4      Transfer of obligations

8.       Duration of the Agreement
         8.1      Duration
         8.2      Cancellation
         8.3      Written notice
         8.4      Indemnity, damages

9.       Law and dispute
         9.1      Applicable law
         9.2      Compliance with national laws
         9.3      Arbitration

10.      Final provisions
         10.1     Previous agreements
         10.2     Invalid provision
         10.3     Modifications and Waivers
         10.4     Force majeure
         10.5     Prohibition to assign
         10.6     Language

11.      Enforcement

Appendix 1. General Sales Conditions of Norsvin International

Appendix 2. Modifications and waivers

Appendix 3. Compliance of this Agreement with the anti-trust laws of the United
            States of America

1.       DEFINITIONS

AI Boar shall mean a male pig destined for he production of semen to be used for artificial insemination of female pigs.

BREEDING PIG shall mean a male or female pig destined for the production of other pigs.

DELIVERY FOR IMMEDIATE SLAUGHTER shall mean delivery of a pig to a third party that exploits facilities for the slaughtering of pigs, with the express purpose that the pig shall b slaughtered in these facilities within two days from the date of delivery, without delivery to any other parties in the meantime.

DERIVED PRODUCTS shall mean Genetic Materials directly or indirectly derived from the Products, to be Exploited by Legred in the Territory.

TO EXPLOIT shall mean to exploit Genetic Materials and/or Technology and the results of such, in particular to produce, to reproduce, to use, and to sell.

EXPLOITATION shall mean the right the Exploit.

GENETIC MATERIALS shall mean Breeding Pigs, their semen and/or their embryos.

GRANDPARENT (GP) BREEDING PIG shall mean a Breeding Pig destined for the Production of Parent Breeding Pigs.

GREAT-GRANDPARENT (GGP) BREEDING PIG shall mean a Breeding Pig destined for the production of GP and/or GGP Breeding Pigs.

MULTIPLIER shall mean a USA farmer who receives GP Breeding Pigs and/or semen from Legred for the production of parent Breeding Pigs to be sold in the Territory.

NORSVIN shall mean Norsk Svincavlslag, the Norwegian Pig Breeders' Association, the formal administrator of the Norwegian herdbook registers of the pig breeds Landrace, Yorkshire and Duroe, which has granted to Norsvin International the exclusive the unlimited right to Exploit its Technology and sell the Genetic Materials form its breeding centres in and outside Norway,

PARENT BREEDING PIG shall mean a cross bred Breeding Pig destined for the production of slaughter pigs.
PARTY shall mean Legred and/or Norsvin International.

PRODUCTS shall mean Genetic Materials produced by, or produced under the control of, NORSVIN and its members, delivered by Norsvin International to Legred.

TECHNOLOGY shall mean Norvin International's know-how and methodology related to pig breeding and reproduction, including its updating, pat at Legred's disposal for the purpose of this Agreement.

TERRITORY shall mean the geographical area of the United States of America and Mexico.

2.       SUBJECT

In general, Norsvin International shall supply Legred with Products, and shall put its Technology related to pig breeding and reproduction at Legred's disposal; Legred shall Exploit Norsvin International's Products and Technology in its crossbreeding program for the purpose of producing Derived Products to be sold in the Territory.

Hence Norsvin International grants to Legred the non-exclusive distributorship for its Derived Products in the Territory.

In particular, Norsvin International shall supply Legred with AI Boars, and Legred shall Exploit the semen produced by these boars for five purposes:

(1)To inseminate female GGP Breeding Pigs in Legred's breeding facilities, for the purpose of producing GGP Breeding Pigs that carry genes derived form NORSVIN'S Genetic Materials; hence NORSVIN'S Genetic Materials are immigrated into Legred's genetic populations and these populations become linked to NORSVIN'S genetic improvement.

(2) To inseminate female GGP Breeding Pigs in Legred's breeding facilities, for the purpose of producing GP Breeding Pigs that carry genes derived from NORSVIN'S Genetic Materials, to be Exploited (in the facilities of Legred or of Legred's contracted Multipliers) for the production of Parent Breeding Pigs to be sold in the Territory.

(3) To inseminate female GP Breeding Pigs in Legred's breeding facilities, for the purpose of producing Parent Breeding Pigs that carry genes derived from NORSVIN'S Genetic Materials to be sold in the Territory.

(4) To inseminate female GP Breeding Pigs in the breeding facilities of Legred's contracted Multipliers, for the purpose of producing Parent Breeding Pigs that carry genes derived from NORSVIN'S Genetic Materials, to be sold in the Territory.

(5) To inseminate female Parent Breeding Pigs of Legred's customers, for the production of slaughter pigs in the Territory.

The Derived Products to be sold in the Territory by Legred or Legred's contracted Multipliers therefore primarily comprise Parent Breeding Pigs that carry genes derived from NORSVIN'S Genetic Materials and semen of such pigs, all sold for the purpose of producing slaughter pigs.

Norsvin International and Legred may at any time agree upon other ways to Exploit the Products, as mentioned in clause 4.1 of this Agreement.

3. NORSVIN INTERNATIONAL'S OBLIGATIONS

3.1.     GENETIC MATERIALS FROM NORSVIN INTERNATIONAL

Norsvin International shall supply Legred with Genetic Materials. The genetic quality of these pigs for production traits (growth rate, feed intake-related traits, backfat thickness, muscle dimensions) and reproduction traits (litter size at farrowing) shall be quantified in terms of NORSVIN'S standard breeding value estimation procedures for such traits.

3.2.  WARRANTY

Measured over calendar years, the average genetic quality of these pigs shall be equal to, or better than, the average genetic quality of pigs of the same sex and bred that are selected for breeding on the nucleus levels in NORSVIN'S schemes for production and genetic improvement of Breeding Pigs in Norway.

3.3 TECHNOLOGY FROM NORSVIN INTERNATIONAL

Upon request, Norsvin International shall provide Legred with any available Technology (knowhow and methodology) in the following fields:

-         sow performance recording
-         on-farm testing methods
-         appraisal of exterior traits
-         recording of data on farm computer
- breeding value estimation for production and reproduction traits, and calculation of selection indexes, making use of NORSVIN standard procedures as mentioned in clause 3.1
- artificial insemination (semen collection and processing, insemination techniques, management of AI Boars)

- breeding plans (design of crossbreeding structure, mating plans, replacement policy in nucleus and Multiplier)
-         product evaluation.

Norsvin International shall provide such Technology at cost. Labour and social costs pertaining to such support activities will not be charged to Legred, but Legred shall cover the costs of travelling and of board and lodging that occur when Norsvin International or NORSVIN staff must perform such support activities outside Norway at Legred's request.

3.4      OFFICIAL APPROVAL

Norsvin International undertakes to supply Products which satisfy necessary requirements in respect of mandatory official approval and standard which are stipulated by the relevant authority upon information form Legred. Norsvin International shall have the right to withdraw a Product from this Agreement when it has no interest in such approval or standard for such Product.

Legred shall take the initiative to obtain approval of the Products when such approval is necessary for import, Exploitation and distribution in the Territory and in general for the performance of this Agreement. The costs connected with such approval shall be covered by Legred.

3.5      MARKETING SUPPORT AND ASSISTANCE

Norsvin International shall give Legred assistance for the marketing of the Derived Products in the Territory by:

- giving Legred all available technical information concerning the characteristics and specifications of the Products
- informing Legred of developments and marketing in other markets that might be of use for Legred's own marketing efforts.

3.6      INFORMATION

Norsvin International shall inform Legred in due time of any significant reduction of production, difficulties in delivery, or modification of the Products which may have a bearing on the export of the Products to the Territory, or on the Exploitation of the Products or of the Derived Products in the Territory.

3.7.  OBLIGATION TO SUPPLY

Norsvin International shall have an obligation to supply at least the minimum quantities agreed in the annual budget, as mentioned in clause 4.7 of this Agreement.

3.8 LIMITED LIABILITY

Norsvin International shall not be liable for Legred's loss of profits, business, revenue, goodwill or anticipated savings or for special indirect or consequential loss arising out of the use by Legred or by other parties or NORSVIN'S Genetic Materials or Norsvin International's Technology.

4.       LEGRED'S OBLIGATIONS

4.1.     EXPLOITATION

The Products shall be Exploited by Legred primarily as GGP or GP Breeding Pigs, for and in its company and its contracted Multipliers. The Products shall not be sold, given away, or made available in any other way to other parties, other than by Delivery for Immediate Slaughter. When the Parties agree upon this, the Products may also be Exploited as Parent Breeding Pigs.

Once a year (before 01 November) Legred shall send to Norsvin International a report over the preceding 12 months on the breeding-related aspects of the GGP and GP breeding populations of Legred and Legred's contracted Multipliers, describing:

- The population structure in terms of numbers of animals, distribution of sires and dams over the sow herds, distribution of parity numbers over the slow herds.

- Phenotypic performance levels of growth and carcass traits, sow fertility traits and longevity-related traits.

- A genetic plan for the coming year. This plan shall explicitly cover the design of Legred's crossbreeding structure and Legred's product design on the GP and parent breeding level.

Following this genetic plan, and before 31 December of the same year, Norsvin International and Legred shall together define, and agree upon in writing, the Exploitation plan for Norsvin International's Genetic Materials in Legred's crossbreeding structure and product design for the coming year. Each of the Parties shall work together for the purpose of arriving at such exploitation plan.

Legred shall keep Norsvin International informed about any significant deviations from this Exploitation plan that may occur.

4.2. ROYALTIES

Because the Products shall be made available by Norsvin International to Legred at the domestic Norwegian price (as regulated in clause 5.2.1), and because Technology shall be made available by Norsvin International to Legred at cost (as regulated in clause 3.3), the supply by Norsvin International of Genetic Materials and Technology to Legred (as regulated in clauses 3.1 to 3.3) in subject to the payment by Legred of royalties to Norsvin International (as regulated in clause 6) as long as this Agreement is in effect.

4.3 LEGRED'S LEGAL STATUS ACCORDING TO THIS AGREEMENT

Legred buys and sells in its own name and for its own account, and acts as independent trader as regards both Norsvin International and its customers. Legred shall effectively promote the sale of the Derived Products in the Territory, without being authorized to act in the name of Norsvin International. Furthermore, Legred shall safeguard the interest of Norsvin International with the true diligence of a responsible businessman.

4.4 SALES ORGANIZATION, STOCK AND CLAIMS

Legred has and shall at all times have an appropriate, efficient and competent sales organization. Legred shall be responsible for an effective distribution and marketing of the Derived Products in the Territory.

Legred shall maintain adequate stocks of the Products and of the Derived Products to enable prompt deliveries of the Derived Products to customers within the Territory.

Legred shall deal promptly with any claim. Legred shall inform Norsvin International of any claim which could endanger the image of Norsvin International, the Products, or the Derived Products.

4.5 MARKETING

Legred is entitled to appoint qualified independent traders or agents for the sale of the Derived Products. Legred shall be entirely and exclusively responsible or the activities of these traders and agents for the consequence of an eventual termination of their contractual relationships.

Legred shall at its expense undertake appropriate advertising, participation in fairs and other promotional activities in order to secure the maximum sale of the Derived Products.

Legred shall not participate in international fairs if Norsvin International, or one of its other distributors covering the relevant territory, is thereby executed from participating to such fairs. The Parties shall inform each other in good time of any planned participation in international fairs in the Territory.

The Derived Products shall be promoted and sold under a trade name and a trade mark to be agreed upon between the Parties before 15 July 1996. This trade name and trade mark shall be based upon the term Norsvin(TM). Legred shall not use this trade name or trade mark for any purpose other than the promotion and sale of the Derived Products, and shall not use the trade name or the trade mark after the termination of this Agreement.

The Derived Products shall be promoted and sold making use of NORSVIN'S logo as it appears on the first page of this Agreement.

Legred shall be entitled to develop and use a trade name and trade mark which it shall own and which it may continue to use after the termination of this Agreement.

4.6 MARKET INFORMATION

Legred shall keep Norsvin International informed of its marketing activities as well as of the market conditions within the Territory.

Legred shall keep Norsvin International informed of relevant regulations that may have a bearing on the quality of the Products or of the Derived Products, and give advice to improve the quality for sales in the Territory.

Once a year (before 01 November) Legred shall send to Norsvin International a report on the numbers of Derived Products (pigs, semen doses, and embryos) sold during the previous 12 months from the facilities of Legred and of Legred's contracted Multipliers. This report shall also describe economic and competitive factors and market developments, and a present sales forecast for the coming year.

4.7. OBLIGATION TO PURCHASE
Following the sales forecast mentioned in clause 4.6, and before 31 December of the same year, Legred shall make a quantitative budget for the Products to be supplied by Norsvin International to Legred during the coming year.

Legred shall have an obligation to purchase at least the quantities agreed in this annual budget.

4.8 RESALE PRICES

Legred shall be free to fix its sales prices of the Derived Products. It shall aim to keep a price level which ensures the competitive edge of the Derived Products and an optimum coverage of the market. It shall particularly take account of the prices of similar and competitive products int the Territory.

Legred shall make no guarantee, express or implied, as to the quality of the Products or of the Derived Products, other than an approved by Norsvin International in writing and shall defend, indemnify and hold Norsvin International harmless with respect to any claim or suit relating to the non-compliance with any guarantee conditions not so approved.

4.9. PHASING-OUT AFTER TERMINATION OF THE AGREEMENT.

If this Agreement is terminated or cancelled for any reason, Legred shall not sell, give away, or make available in any other way, Breeding Animals carrying 50% or more genes that derive from NORSVIN'S Genetic Materials, other than by Delivery for Immediate Slaughter, or by sale to Norsvin International at the current Minnesota market value,

If this Agreement is terminated or cancelled for any reason, Legred shall not sell, give away or make available in any other way, semen produced by Breeding Animals carrying more than 50% genes that derive form NORSVIN'S Genetic Materials.

5. SALES CONDITIONS

5.1. GENERAL SALES CONDITIONS

All sales between Norsvin International and Legred are based on the "General Sales Conditions of Norsvin International", as attached to Appendix 1 of this Agreement (where "the customer" shall refer to Legred for the purposes of this Agreement), unless specific conditions have been agreed between the Parties as regulated in clause 5.2.

Norsvin International reserves the right to unilaterally change its General Sales Conditions at its sole discretion upon three months written notice. Such change shall be the same for, and universally effect, all of Norsvin International's customers both inside and outside Norway.

Norsvin International shall have the right to modify its prices, General Sales Conditions and specific sales conditions with immediate effect in the cases described in clause 8.2 of this Agreement when Norsvin International would prefer not to cancel the Agreement but to continue the contractual relationship subject to new conditions.

5.2. SPECIFIC SALES CONDITIONS

In deviation of the general sales conditions mentioned in clause 5.1, only the following two specific sales conditions have been agreed between the Parties:

5.2.1 PRICE

Instead of article 10 of the General Sales Conditions the following shall apply:

     Pigs and semen are sld by Norsvin International to Legred at the domestic Norwegian price (i.e. the price charged to Norwegian pig producers for the corresponding products of NORSVIN and its breeding centers; this price is much lower than Norsvin International's regular export prices), to which are added the real costs of selection (travel, board and lodging, labour, export compensation), insurance, veterinary treatment and declarations, transport between reeding farms and quarantine, (housing, feed, labour), transport between quarantine and forwarding airport, packing, customs, transito, and freight between forwarding airport and airport of destination.

5.2.2. APPLICABLE LEGISLATION

Instead of articles 19 and 20 of the General Sales Conditions the following shall apply:

     These conditions and any related sales agreement shall be governed by the Convention on Contracts for the International Sale of Products of 1980 (which has been ratified by the United States of America and by Norway), supplemented, when insufficient, by the laws of Ontario, Canada, for legal fields outside the scope of this convention.

6. PAYMENT OF ROYALTIES

6.1. ROYALTIES ON BREEDING PIGS

As long as this Agreement is in effect, and as regulated in clause 4.2, Legred shall pay a royalty to Norsvin International for each pig or pig embryo that is a Derived Product (i.e. that has been directly or indirectly derived from Genetic Materials supplied by Norsvin International), and that is sold b Legred and/or by its Multipliers as a Breeding Pig to other parties. The royalties shall be four percent of the sales price paid to Legred, FOB at the final production site of such pigs or pig embryos, less all taxes and fees required to be paid as a result of such sale at the time of or after delivery.

6.2 ROYALTIES ON SEMEN

As long as this Agreement is in effect, and as regulated in clause 4.2, Legred shall pay a royalty to Norsvin International for each dose of semen that is a Derived Product (i.e. that has been produced by pigs supplied by Norsvin International, or by pigs directly or indirectly derived from Genetic Materials supplied by Norsvin International), and that is sold by Legred and/or by its Multipliers to other parties. The royalties shall be four percent of the sales price paid to Legred, FOB at the final production site of such semen, less all taxes and fees required to be paid as a result of such sale at the time of or after delivery.

6.3 EXCLUSION OF ROYALTIES ON THE GGP AND GP LEVELS

Legred shall not pay royalties for Derived Products produced by GP Breeding Pigs delivered to Legred's contracted Multipliers for the production of Parent Breeding Pigs, nor for Derived Products of GGP Breeding Pigs Exploited in Legred's own nucleus herds.

6.4. PAYMENT OF ROYALTIES

Royalties shall be paid twice a year, before 15 January and before 15 July, for royalties due the immediate prior 31 December and 30 June, respectively. Royalties shall be calculated in US Dollars, and transferred in Norwegian Kroner, using the exchange rate of the day of transfer. Legred shall not be liable to Norsvin International for payment of any sums other than the royalties described in clauses 6.1 and 6.2.

6.5 FURTHER PROVISIONS

Royalties are subject to the supply by Norsvin International of Genetic Materials and Technology to Legred as regulated in clauses 3.1 to 3.3 of this Agreement, and shall be paid unless in case of Norsvin International's material (i.e. fundamental) breach of contract.

There shall be no minimum amount of sales required by Legred, and Legred shall not be liable if sales do not meet Norsvin's International expectations.

The Parties agree that Legred's Multipliers are independent contractors and will not be authorized to sell Derived Products without selling the same through Legred, or paying Legred therefor. Receipts by Legred's Multipliers shall not be considered "sales price paid to Legred" for the purpose of clauses 6.1. and 6.2. Expenses paid by Legred in order to recover loss of revenue from unauthorized sales of Derived Products by Legred's Multipliers shall be considered "fees to be paid as a result of sales" for the purpose of clauses 6.1 and 6.2.

7. CONFIDENTIALITY, ASSISTANCE AGAINST UNFAIR COMPETITION, AND COOPERATION AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

7.1 CONFIDENTIALITY

The Parties agree to take all appropriate steps to prevent disclosure of Technology and confidential information. The Parties undertake to show all necessary discretion in accordance with good business practice in relation to third parties with regard to all questions connected with this Agreement. The obligations under this clause shall subsist during the term of this Agreement as well as thereafter, provided that the Technology or confidential information shall not meanwhile have become common knowledge.

7.2. UNFAIR COMPETITION

Each Party shall promptly inform the other of all acts of unfair competition against the other which come to its notice, and give the necessary assistance against it.

7.3. INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

Neither Party shall infringe the other Parties' intellectual property rights. This obligation shall apply even after the expiration of this Agreement. Either Party shall promptly inform the other Parties about all infringement of the others' rights in the first Party's country. The Parties shall assist each other to the best of their abilities to protect each other against infringement.

7.4 TRANSFER OF OBLIGATIONS

The Parties shall pledge their employees in writing to obligations of confidentiality, non- infringement of intellectual property rights, and prohibition to use Technology. The same shall apply to parent and sister companies and subsidiaries, and contractors (including contracted Multipliers), when these are in charge of activities related to this Agreement and receive Technology and/or confidential information. Such writing shall contain a sanction clause which shall be sufficient to discourage any breach of such obligations.

8.  DURATION OF THE AGREEMENT

8.1 DURATION

This Agreement is concluded for an indefinite period unless terminated with no less than 12 months written notice. The end of the period of notice shall coincide with the end of a calendar year.

8.2.  CANCELLATION

8.2.1 REASONS FOR CANCELLATION.

This Agreement may be cancelled with immediate effect by either party, if the other party:

- become insolvent, or enters into liquidation, or enters into receivership, or if a petition in bankruptcy is filed by or against it, or if it accepts a composition scheme with its creditors, or ceases doing business;

- breaches any material (i.e. fundamental) term or condition of this Agreement, or fails to perform any obligation hereunder, and does not rectify such breach or default within the time period stipulated by the other party by written notice. This time period shall not be less than 60 days:

- if the quality of Genetic Materials supplied by Norsvin International to Legred does not meet the standards needed by Legred to compete with other genetic materials in the Territory.

         8.2.2. DEFAULT PAYMENT

         This Agreement may be cancelled with immediate effect by Norsvin International if Legred defaults in due payment and does not rectify this default within 30 days.

8.2.3 CHANGE OF CONTROL.

This Agreement may be terminated with immediate effect by Norsvin International if:

- one of Norsvin International's competitors should get, directly or indirectly, controlling influence over Legred's business or a controlling interest in Legred's company;

- Legred should get, directly or indirectly, controlling interest in a company that is directly competing with Norsvin International, unless such acquisition is for the purpose of incorporating such company into Legred.

8.2.4  DISAGREEMENT ON EXPLOITATION.

This Agreement may be terminated with immediate effect by either Party in the event that the Parties fail to agree upon Exploitation plans as provided for in clause 4.1.

8.2.5. CHANGE OF NORSVIN INTERNATIONAL'S GENERAL SALES CONDITIONS

This Agreement ma be terminated with immediate effect by Legred if Norsvin International changes its prices or General Sales Conditions (as regulated in clauses 5.1 and 5.2) in a way that is unacceptable for Legred.

8.2.6. CONTINUATION OF BUSINESS

Nothing in this Agreement shall prevent Legred from continuing in the business, development, production, marketing, sales and distribution of Breeding Pigs and their semen in the Territory after the termination of this Agreement. Legred shall not, after termination of this Agreement, use the Norsvin-based trade name or trade mark described in clause 4.5, nor NORSVIN'S logo as it appears on the first page on this Agreement.

8.3 WRITTEN NOTICE

Cancellation or termination notice shall be given by telefax and confirmed by registered letter, and the date of receipt shall be the date of the telefax.

8.4. INDEMNITY, DAMAGES

No claim for compensation can be lodged by reason of termination of this Agreement, except where such claim is based on a substantial breach of contract.

In case of a dispute between one of the Parties and a third party, this Party shall be solely liable for its own actions or lack of action. There is no joint or several liability between the Parties according to this Agreement.

9. LAW AND DISPUTE

9.1. APPLICABLE LAW

This Agreement shall be governed by the laws of the Province of Ontario, Canada.

9.2. COMPLIANCE WITH NATIONAL LAWS

Each Party has controlled and certifies that the provisions of this Agreement are according to its respective national laws, and do not violate any mandatory rules of its own country. Legred has particularly controlled the compliance of the relevant provisions with the existing anti-trust law of the USA. The professional legal opinion on this compliance has been attached to Appendix 3 of this Agreement.

Any Party in breach of this clause shall indemnify and hold the other Party harmless.

9.3 ARBITRATION

All disputes arising out of, or in connection with, this Agreement or further agreements resulting thereof shall be finally settled by arbitration in accordance with the Model Law on International Commercial Arbitration of Ontario (Canada), in English, in Toronto, by a single arbitrator. Unless the Parties agree on the arbitrator, the arbitrator shall be appointed in accordance with such law within 30 days from the date of receipt of the request for arbitration of one of the Parties, sent by registered mail. Unless accepted by the Parties, the nominated arbitrator shall not be a citizen of Norway, nor of the USA.

This clause shall not limit the right of the Parties to apply for interlocutory measures, or to exclude an unpaid creditor's right to obtain payment through the relevant debt recovery procedure.

10.  FINAL PROVISIONS

10.1. PREVIOUS AGREEMENTS

This Agreement supersedes any other preceding oral or written agreement between the Parties.

10.2.  INVALID PROVISION

In case one or more provisions of this Agreement are invalid, the validity of its remaining provisions of the Agreement shall not be affected thereby, unless the invalid provision is substantial.

The invalid provision shall be substituted by a valid provision which shall be as close as possible to the business and legal purpose of the invalid provision.

10.3 MODIFICATIONS AND WAIVERS

No modification of this Agreement shall effective unless specifically set forth in writing in Appendix 2, and signed by both Parties.

No waiver of any right or obligation shall be regarded as a modification of this Agreement or as a waiver of such a right or obligation, unless specifically set forth in writing in Appendix 2, and signed by both Parties.

10.4. FORCE MAJEURE

The Force Majeure (Exemption) clause of the International Chamber of Commerce in Paris (ICC publication no. 421) is hereby incorporated in this Agreement. Should a force majeure event remain in effect for more than 12 calendar months, then this Agreement shall be terminated with one month notice upon request of one of the Parties.

10.5 PROHIBITION TO ASSIGN

This Agreement cannot be assigned by one Party to a third party without the prior written consent of the other Party.

10.6 LANGUAGE

The English text of this Agreement shall be the original text.

The original text of any other agreement between the Parties, and contractual documents, shall be in English. English shall be the working language, and be used in the correspondence, between the Parties.

11.  ENFORCEMENT

All the Appendixes that are attached to this Agreement shall be initialled by the Parties on the day of signature of this Agreement.

This Agreement shall become effective at the date of its signature.

This Agreement is issued in two originals, one for each Party.

LEGRED GENETICS, INC.

By /s/ Brent Legred                              Bricely, MN USA, 08 May 1996
   ------------------------------
    Brent Legred, its president

NORSVIN INTERNATIONAL AS,                        NORSVIN INTERNATIONAL AS

By /s/ Pieter Willem Knap                        Bricelyn, MN, USA 08 May 1996
   ------------------------------
    Pieter Willem Knap, its technical director

Norsvin - Legred cooperation agreement
------------------------------------------------------------------------------
          APPENDIX 1. GENERAL SALES CONDITIONS OF NORSVIN INTERNATIONAL
------------------------------------------------------------------------------

1. These conditions apply to all sales of Products rom Norsvin International AS (hereafter called "Norsvin International") without exception, and supersede all other previous conditions, unless specified in Norsvin International's order confirmations or otherwise agreed in writing between Norsvin International and its customer.

2. Only written order confirmation, or beginning of delivery by Norsvin International, is binding for Norsvin International. Unless the customer makes objection by fax at the latest 48 working hours (working hours: time between 08;00 and 16:00 Central-European Time from Monday to Friday) after the receipt of the order confirmation, the customer shall be bound by its contents.

3. The Products shall be delivered according the Norsvin International's practices unless specific packing, labelling, marking or mean of transportation are ordered by the customer and accepted by Norsvin International. Labelling and marking will be according to information given by the customer and mandatory laws to be specified by the customer.

4. Pigs are transported according to the IATA rues for live animal transportation. Fresh semen is delivered at an agreed time and transported while maintaining a temperature specified by NORSVIN.

5. In the absence of a special condition in the order conformation, the Products are delivered CIP, extended with insurance coverage against all risks (AAR) (Incoterms 1990) to an airport specified by the customer, on the date specified in the order confirmation.

6. Norsvin International shall immediately inform the customer by fax if it knows that late delivery shall arise, and indicate te period of delay and the likely new time of delivery. Notwithstanding a reply from the customer by return by fax and registered letter, the new delivery time shall be deemed accepted by the customer, without any right for claiming liquidated damages or any other compensation.

7. Delays due to the carrier, after delivery to the carrier, or delays related to transportation which are not due to Norsvin International, do not give the customer the right to cancel the order. If the delivery of fresh boar semen is delayed by more than 24 hours, the semen costs will be reimbursed by Norsvin International by means of delivery free of charge of the same amount and quality of semen in following shipments. The customer will reimburse Norsvin International or the transport costs in all cases, as described in clause 10.

8. No damages shall be due to the customer for delay except in case of Norsvin International's gross negligence or wilful misconduct.

9. Prices are firm at the date of order conformation, and cover the entire order. Norsvin International's prices are stated in Norwegian Kroner
         (NOK).

10. Pigs and semen are sold by Norsvin International to the customer at Norsvin International's export price, to which are added the real costs of selection (travel, board and lodging, labour, export compensation), insurance, veterinary treatment and declarations, transport between breeding farms and quarantine, quarantine (housing, feed, labour) transport between quarantine and forwarding airport, packing, customs, transito and freight between forwarding airport and airport of destination.

11. Payment shall be transferred by SWIFT, not later than 21 calendar days after the date of delivery. The customer shall pay an interest or overdue payment of 0.05% of the total invoice price per day from the day the payment is due.

12. Transfer of payments shall be made to Norsvin International's account no 1800.05.51011 at Sparebanken Hedmark, Postboks 203, 2301 Harnar, Norway, Swift SHED NO 22.

13. Norsvin International guarantees that the Products are in conformity with the order conformation.

14. The customer shall inspect the Products on receipt. In case of damage due to transportation, or delivery of an incorrect quantity or quality, the customer shall immediately inform Norsvin International by telefax.

15. In case of defective Products due to Norsvin International, the customer shall immediately inform Norsvin International by telefax. If the parties should not agree on the claim and on a solution, the customer shall request a report from the relevant public sanitary authority and send this report by telefax to Norsvin International. If requested by Norsvin International, the customer shall keep the defective Products in stock up to two weeks or freeze samples for inspection. Any accepted solution shall be confirmed in writing by Norsvin International.

16. In case of lack of conformity, including defective Products, Norsvin International's liability shall be limited to the delivery of substitute Products as soon as possible, and the reimbursement of expenses regarding sanitary reports, requested stocking and transportation when defects are due to Norsvin International. This limitation does not apply in case of gross negligence or willful misconduct. Norsvin International shall in no case be liable for consequential damages or indirect loses, such as loss of profit, business interruption, or loss of production.

17. The customer loses the right to rely on a lack of conformity, including defective Products, if it does not give Norsvin International notice as described above and send a written claim at the latest within a period of fourteen calendar days from the day the defect became apparent.


18. The Force Majeure (Exemption) clause of the International Chamber of Commerce in Paris (ICC publication no. 421) applies to these conditions. If a Force Majeure event should prevent the customer from taking delivery of the Products, and if it has informed Norsvin International in due time before delivery, it shall be entitled to cancel the order when there is a risk of loss.

19. These conditions and any related sales agreement shall be governed by the Convention on Contracts for the International Sale of Products of 1980, supplemented, when insufficient, by Norwegian laws for legal fields outside the scope of this convention.

20. In the absence of an amicable settlement, all disputes in connection with these and any related sales agreement shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Oslo Chamber of Commerce, in English, in Oslo with a single arbitrator. This provision shall not limit the right of the parties to apply for interlocutory measures, or exclude Norsvin International's right to obtain payment through debt recovery procedures.

Norsvin - Legred cooperation agreement
------------------------------------------------------------------------------
                      APPENDIX 2. MODIFICATIONS AND WAIVERS
------------------------------------------------------------------------------

 (NORSVIN(TM)-BASED TRADE NAME AND TRADE MARK TO BE AGREED UPON BEFORE 15
  JULY 1996)

                     Norsvin - Legred cooperation agreement
 ------------------------------------------------------------------------------
                APPENDIX 2. COMPLIANCE OF THIS AGREEMENT WITH THE
                 ANTI-TRUST LAWS OF THE UNITED STATES OF AMERICA
 ------------------------------------------------------------------------------

                        Frundt, Johnson & Roverrud; Ltd.
                                Attorneys at Law

CHARLES K. FRUNDT        117 WEST 5TH STREET              CIVIL TRIAL SPECIALIST
MICHAEL D. JOHNSON       P.O. BOX 95               "REAL PROPERTY LAW SPECIALIST
BRIAN D. ROVERUD         BLUE EARTH, MN 56013                   CERTIFIED BY THE
                         PHONE (507) 526-2177                MINNESOTA STATE BAR
                         FAX (507) 526-4477                          ASSOCIATION

April 24, 1996


Mr. Brent Legred
3500 490th Avenue
Bricelyn, MN 56014

Dear Mr. Legred:

At your request I have reviewed the proposed cooperation agreement between Norsvin International AS and Legred Genetics, Inc. My experience is in agricultural law and I am engaged in general practice in Faribault County, Minnesota. I am not a specialist in anti-trust laws or corporate monopolies. I have generally familiarized myself with the provisions of the Sherman Anti-Trust Act and Minnesota corporate anti-trust law. I did not find anything within the agreement which would violate the provisions of either Federal or state law. I would caution bot parties to the agreement on the implementation of the agreement, particularly in the development of the exploitation plan. You should keep in mind that the anti-trust laws are designed to prevent monopolistic and other anti-competitive action. You are, however, entitled to maintain trade secrets and to develop and market your product in a competitive manner. You should avoid doing this in a manner that would be designed to minimize or eliminate competition.

Very truly yours,

FRUNDT, JOHNSON & ROVERUD, LTD.

BY:   /s/ Charles Frundt

                                  EXHIBIT "G"

Total sale                                                      $5,000,000.00

Allocation of sales price:
   1. Transfer from Legred Genetics, Inc.
        a. Norsvin contract                     $    5,000.00
        b. Accounts receivable                  $    1,000.00
        c. Cash                                 $    1,000.00
                Total                                           $    7,000.00

   2.Transfer from Legred Genetics --
     proprietorship owned by Brent Legred
        a. animals:
           100 boars                            $  540,000.00
           300 sows                             $1,620,000.00
           2600 growing pigs                    $  260,000.00
                Total animals                                   $2,420,000.00
        b. machinery                                            $   69,000.00
        c. customer list                                        $  304,000.00
        d. good will                                            $2,000,000.00

   3. Transfer from Brent Legred
        a. real estate                                          $  200,000.00
                                                                -------------

Total sale allocation of price                                  $5,000,000.00